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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement/base prospectus and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                  FINAL TERMS NO. 2193 DATED 24 SEPTEMBER 2010

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$45,295,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
              UNDER THE A$20,000,000,000.00 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011
  CURRENTLY TOTALING A$4,874,515,000.00 (A$895,512,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the base prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 11, 2009, which constitutes a base prospectus dated December 15, 2009 for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") and the U.S. Prospectus dated December 10, 2009 (together, the "Prospectus"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the Original Prospectus and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)    Issuer:                                               Queensland Treasury Corporation

    (ii)   Guarantor:                                            The Treasurer on behalf of the Government of
                                                                 Queensland

    (iii)  Commonwealth Guarantee:                               Applicable

    (iv)   Guarantee Eligibility Certificate Number:             QLDL00016

2.         Benchmark line:                                       2011

                                                                 (to be consolidated and form a single series with
                                                                 QTC 6% Global A$Bonds due 14
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                                                                 June 2011, ISIN US748305BC27)

3.         Specific Currency or Currencies:                      AUD ("A$")

4.  (i)    Issue price:                                          102.557%

    (ii)   Dealers' fees and commissions paid by Issuer:         No fee or commission is payable in respect of the
                                                                 issue of the bond(s) described in these final
                                                                 terms (which will constitute a "pricing
                                                                 supplement" for purposes of any offers or sales in
                                                                 the United States or to U.S. persons). Instead,
                                                                 QTC pays fees and commissions in accordance with
                                                                 the procedure described in the QTC Fixed Interest
                                                                 Distribution Group Operational Guidelines.

5.         Specified Denominations:                              A$1,000

6.  (i)    Issue Date:                                           28 SEPTEMBER 2010

    (ii)   Record Date (date on and from which security is       6 June / 6 December. Security will be ex-interest
           Ex-interest):                                         on and from 7 June / 7 December.

    (iii)  Interest Payment Dates:                               14 June / 14 December

7.         Maturity Date:                                        14 June 2011

8.         Interest Basis:                                       6 per cent Fixed Rate

9.         Redemption/Payment Basis:                             Redemption at par

10.        Change of Interest Basis or Redemption/Payment        Not Applicable
           Basis:

11. (i)    Status of the Bonds:                                  Senior and rank pari passu with other senior,
                                                                 unsecured debt obligations of QTC

    (ii)   Status of the Guarantee:                              Senior and ranks pari passu with all its other
                                                                 unsecured obligations

12.        Method of distribution:                               Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.        Fixed Rate Note Provisions Applicable

    (i)    Rate(s) of Interest:                                  6 per cent per annum payable semi-annually in
                                                                 arrears

    (ii)   Interest Payment Date(s):                             14 June and 14 December in each year up to and
                                                                 including the Maturity Date

    (iii)  Fixed Coupon Amount(s):                               A$30 per A$1,000 in nominal amount
           (Applicable to bonds in definitive form)

    (iv)   Determination Date(s):                                Not Applicable

    (v)    Other terms relating to the method of calculating     None
           interest for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.        Final Redemption Amount:                              A$1,000 per bond of A$1,000 Specified Denomination

                                                                 (NB: If the Final Redemption Amount is other than
                                                                 100 per cent. of the nominal value the bonds will
                                                                 be derivative securities for the purposes of the
                                                                 Prospectus Directive and the requirements of Annex
                                                                 XII to the Prospectus Directive Regulation will
                                                                 apply and the Issuer will prepare and publish a
                                                                 supplement to the Prospectus)

15.        Early Redemption Amount(s) payable on redemption      Not Applicable
           for taxation reasons or on event of default and/or the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.        Form of Bonds:                                        Permanent Global Note not exchangeable for
                                                                 Definitive Bonds

17.        Additional Financial Centre(s) or other special       Not Applicable
           provisions relating to Payment Dates:

18.        Talons for future Coupons or Receipts to be           No
           attached to Definitive Bonds (and dates on which such Talons mature):

19.        Other terms or special conditions:                    Not Applicable

                                                                 (When adding any other final terms consideration
                                                                 should be given as to whether such terms
                                                                 constitute "significant new factors" and
                                                                 consequently trigger the need for a supplement to
                                                                 the Prospectus under Article 16 of the Prospectus
                                                                 Directive)
DISTRIBUTION

20. (i)    If syndicated, names and addresses of Managers and    Not Applicable
           underwriting commitments:

    (ii)   Date of Dealer Agreement:                             11 DECEMBER 2009

    (iii)  Stabilizing Manager(s) (if any):                      Not Applicable

21.        If non-syndicated, name and address of relevant       Royal Bank of Canada DS Global Markets
           Dealer:                                               Level 25
                                                                 167 MacQuarie Street
                                                                 Sydney NSW 2000

22.        Whether TEFRA D or TEFRA C rules applicable or        TEFRA Not Applicable
           TEFRA rules not applicable:

23.        Non exempt Offer                                      Not Applicable
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                                                                 (N.B. Consider any local regulatory requirements
                                                                 necessary to be fulfilled so as to be able to make
                                                                 a non-exempt offer in relevant jurisdictions. No
                                                                 such offer should be made in any relevant
                                                                 jurisdiction until those requirements have been
                                                                 met. Non-exempt offers may only be made into
                                                                 jurisdictions in which the base prospectus (and any
                                                                 supplement) has been notified/passported.)

24.        Additional selling restrictions:                      Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000.00 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.         LISTING AND ADMISSION TO TRADING

    (i)    Listing                                               Bourse de Luxembourg.

    (ii)   Admission to trading:                                 Application has been made by the Issuer (or on
                                                                 its behalf) for the bonds to be admitted to
                                                                 trading on the regulated market of the Bourse de
                                                                 Luxembourg with effect from the Issue Date.

                                                                 (Where documenting a fungible issue need to
                                                                 indicate that original securities are already
                                                                 admitted to trading.)

2.         RATINGS

           Ratings:                                              The bonds to be issued have been rated:
                                                                 S&P: AAA
                                                                 Moody's: Aaa

                                                                 An obligation rate 'AAA' by S&P has the highest
                                                                 credit rating assigned by Standard & Poor's. The
                                                                 obligor's capacity to meet its financial
                                                                 commitment on the obligation is extremely strong.

                                                                 Obligations rated 'AAA' by Moody's are judged to
                                                                 be of the highest quality with minimal credit
                                                                 risk.

                                                                 A credit rating is not a recommendation to buy,
                                                                 sell or hold securities and may be revised or
                                                                 withdrawn by the rating agency at any time. Each
                                                                 rating should be evaluated independently of any
                                                                 other rating.

                                                                 (The above disclosure should reflect the rating
                                                                 allocated to bonds issued under the bond facility
                                                                 generally or, where the issue has been
                                                                 specifically rated, that rating.)

3.         INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the
Prospectus Directive.)]

4.         REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)    Reasons for the Offer:                                See "Use of Proceeds" section in the prospectus
                                                                 supplement--if reasons for offer different from
                                                                 making profit and/or hedging certain risks will
                                                                 need to include those reasons here.

    (ii)   Estimated net proceeds:                               Not Applicable.

                                                                 (If proceeds are intended for more than
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                                                                 one use will need to split out and present in order
                                                                 of priority. If proceeds insufficient to fund all
                                                                 proposed uses state amount and sources of other
                                                                 funding.)

    (iii)  Estimated total expenses:                             Not Applicable.

                                                                 [Expenses are required to be broken down into
                                                                 each principal intended "use" and presented in
                                                                 order of priority of such "uses".]

5.         YIELD

           Indication of yield:                                  4.80%

                                                                 Calculated as 7 basis points less than the yield
                                                                 on the equivalent A$ Domestic Bond issued by the
                                                                 Issuer under its Domestic A$ Bond Facility on the
                                                                 Trade Date.

                                                                 The yield is calculated at the Trade Date on the
                                                                 basis of the Issue Price. It is not an indication
                                                                 of future yield.

6.         OPERATIONAL INFORMATION

    (i)    ISIN Code:                                            US748305BC27

    (ii)   Common Code:                                          010926238

    (iii)  CUSIP Code:                                           748305BC2

    (iv)   Any clearing system(s) other than Depositary Trust    Not Applicable
           Company, Euroclear Bank S.A./N.V. and Clearstream
           Banking, societe anonyme and the relevant identification number(s):

    (v)    Delivery:                                             Delivery free of payment

    (vi)   Names and addresses of additional Paying Agent(s)     [  ]
           (if any):

7.         TERMS AND CONDITIONS OF THE OFFER

    (i)    Offer Price;                                          Not applicable

    (ii)   [Conditions to which the offer is subject;]           Not applicable

    (iii)  [Description of the application process;]             Not applicable

    (iv)   [Details of the minimum and/or maximum amount of      Not applicable
           application;]

    (v)    [Description of possibility to reduce subscriptions   Not applicable
           and manner for refunding excess amount paid by applicants;]

    (vi)   [Details of the method and time limits for paying     Not applicable
           up and delivering the bonds;]

    (vii)  [Manner in and date on which results of the offer     Not applicable
           are to be made public;]
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    (viii) [Procedure for exercise of any right of               Not applicable
           pre-emption, negotiability of subscription rights and treatment of subscription rights not exercised;]

    (ix)   [Categories of potential investors to which the       Not applicable
           bonds are offered and whether tranche(s) have been reserved for certain countries;]

    (x)    [Process for notification to applicants of the        Not applicable
           amount allotted and the indication whether dealing may begin before notification is made;]

    (xi)   [Amount of any expenses and taxes specifically        Not applicable
           charged to the subscriber or Purchaser;]

    (xii)  [Name(s) and address(es), to the extent know to the   None
           Issuer, of the placers in the various countries where the offer takes place.]
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